Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "EXEGENICS INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF FEBRUARY, A.D. 2007, AT 6:43 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

2279206 8100

070145049

AUTHENTICATION: 5420345

DATE: 02-08-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:53 PM 02/08/2007
FILED 06:43 PM 02/08/2007
SRV 070145049 - 2279206 FILE

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
EXEGENICS INC.

eXegenics Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1. At a duly called meeting of the Board of Directors of eXegenics Inc. (the "Corporation"), the Board of Directors of the Corporation adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation: The introductory paragraph of the "FOURTH" Article of the Corporation's Certificate of Incorporation and paragraphs A. and B. of Article Fourth be amended to read in their entireties as follows:

> **FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Thirty Five Million (235,000,000) shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have the authority to issue are as follows:**
>
> **A. Two Hundred Twenty Five Million (225,000,000) shares of Common Stock, having a par value of $.01 per share.**
>
> **B. Ten Million (10,000,000) shares of Preferred Stock, having a par value of $.01 per share. Of the Ten Million (10,000,000) authorized shares of Preferred Stock, par value $.01 per share, Four Million (4,000,000) shares are designated "Series A Convertible Preferred Stock" ("Series A Preferred") with the rights, preferences, privileges and restrictions specified herein. The remaining Six Million (6,000,000) authorized shares of Preferred Stock, having a par value of $.01 per share, shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, optional or other special rights and qualifications, limitations or restrictions as shall be stated or expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors of the Corporation.**

2. At a duly called special meeting of the stockholders of the Corporation a majority of the outstanding capital stock of the Corporation entitled to vote thereon, and a majority of the outstanding common stock of the Corporation entitled to vote thereon, voted in favor of such amendment.

3. The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, eXegenics Inc. has caused this Certificate of Amendment to be signed by John A. Paganelli, its Chief Executive Officer, Secretary and Chairman of the Board, this 8th day of February 2007.

eXegenics Inc.

By: /s/ John A. Paganelli
Name: John A. Paganelli
Title: Chief Executive Officer,
Secretary and Chairman